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                                             ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -

Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS STRONG RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2005 SALES AND EARNINGS FOR THE FISCAL YEAR AT RECORD LEVELS

Plymouth, MI / Hamburg, Germany, November 10, 2005 - ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth quarter and fiscal year, which ended September 30, 2005.

FINANCIAL HIGHLIGHTS
(in thousands, except per share data)


                    Three months ended             Twelve months ended
                    9/30/05   9/30/04  % Change    9/30/05    9/30/04 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 98,938  $ 93,554   +   6 %   $375,191  $322,628  +  16 %
Net income          $ 12,311  $ 14,194   -  13 %   $ 37,975  $ 32,430  +  17 %
Earnings per share
  "Diluted" basis   $   0.79  $   0.92             $   2.44  $   2.31


*The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.6 million and 15.4 million for the fiscal quarters ending September 30, 2005 and 2004, and 15.6 million and 14.0 million for each of the 12 month periods, respectively.

Gunther Braun, CEO and President, commented, "Once more, we are very proud to be reporting an outstanding fourth quarter and record high sales, order entry and net income for the fiscal year ended 2005. This success mainly derives from our focus on targeted industries and applications. As predicted, the semiconductor and electronics business increased during the fourth quarter and the European machine tool business softened, which we were able to make up for with stronger sales to the automotive and medical instruments industry."














FINANCIAL REVIEW

- Fourth Quarter -
In the fourth quarter ended September 30, 2005, sales were at a record high of $98.9 million, an increase of 6% over the comparable period in 2004. The weakening of the US-dollar, mainly against the Euro, contributed to this increase by $0.5 million in the fourth quarter. Gross profit totaled $42.7 million, or 43% of net sales, compared to $42.0 million, or 45% of sales, in 2004. Net income amounted to $12.3 million, or 12% of net sales, versus $14.2 million, or 15% of net sales, in the comparable quarter in 2004. Diluted earnings per share equaled $0.79 based on 15.6 million weighted average common shares outstanding, compared to diluted earnings per share of $0.92 based upon 15.4 million weighted average common shares outstanding for the same period last fiscal year.

Net sales of laser products for macro applications were up by 12% to $47.1 million, from $42.3 million in the fourth quarter of fiscal year 2004. Net sales of laser products for marking and micro applications were slightly up by 1% to $51.8 million, versus $51.3 million in the fourth quarter of fiscal year 2004.

In comparison with the fourth quarter of fiscal year 2004, European/Asian sales were up slightly by 3%, while North American sales increased by 13%, supported by our acquisitions last year.

SG&A increased by $1.7 million to $17.4 million, representing 18% of net sales. In addition, the amortization expense in the fourth quarter of fiscal year 2005 increased by $0.3 million over the comparable period last year to $1.2 million (1% of net sales) due to intangibles linked to PRC and Lee Laser. R&D net expenses in the fourth quarter 2005 totaled $5.5 million, compared to $4.6 million in the fourth quarter of fiscal year 2004, representing 6% and 5% of net sales respectively. Governmental R&D grants accounted for $0.1 million and $0.5 million for the comparable quarters.

- Twelve Months -
For the twelve months ended September 30, 2005, net sales totaled $375.2 million, which is 16% over fiscal year 2004. The weakening of the US-dollar, mainly against the Euro, contributed to this increase by $11.4 million in fiscal year 2005. Gross profit for the period amounted to $153.0 million (41% of net sales), up $20.8 million from $132.2 million (41% of net sales) in fiscal year 2004. Net income in fiscal 2005 increased by 17% to $38.0 million and resulted in diluted earnings per share of $2.44 based upon 15.6 million weighted average common shares outstanding.

Net sales of macro laser products increased by 19% to $189.2 million, while net sales of lasers for marking and micro applications increased by 14% to $186.0 million.

On a geographical basis, Rofin's net sales in North America in fiscal year 2005 increased by 54% and totaled $108.6 million, compared to $70.7 million in fiscal year 2004. In Europe/Asia, net sales increased by 6% to $266.6 million, from $251.9 million for the same period last year.

Order entry for the fourth quarter amounted to $95.5 million. This resulted in an order backlog of $76.3 million as of September 30, 2005.

OUTLOOK
"We believe that we are well prepared for the opportunities which lie ahead. Serving customer needs will still be our first goal in fiscal year 2006. This fiscal year will be characterized by a stronger electronics and semiconductor business, a stable North American market and an increased focus on the Asian markets", commented Dr. Peter Wirth, Executive Chairman of the Board. "Based on our large product portfolio and our diversified customer base we believe, we will be able to continue our success."



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 20,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, November 10, 2005. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Yuhau Lin at 212-889-4350 or Mark Walter at +44(0) 207 614 2900)

                                  (Tables to follow)
















































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Twelve Months
                                       Ended                   Ended
                               ----------------------  ----------------------
                                9/30/05      9/30/04    9/30/05     9/30/04
                               ----------  ----------  ----------  ----------
-Macro                         $  47,130   $  42,242   $ 189,241   $ 158,820
-Micro                            51,808      51,312     185,950     163,808
                               ----------  ----------  ----------  ----------
Net sales                         98,938      93,554     375,191     322,628
Cost of goods sold                56,210      51,587     222,189     190,473
                               ----------  ----------  ----------  ----------
    Gross profit                  42,728      41,967     153,002     132,155
Selling, general, and
    administrative expenses       17,327      15,737      66,171      58,336
Intangibles amortization           1,179         929       5,270       2,389
Research and development expenses  5,466       4,564      22,565      20,473
                               ----------  ----------  ----------  ----------
    Income from operations        18,756      20,737      58,996      50,957
Other expense (income)           (   365)    (   491)    (   129)        172
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       19,121      21,228      59,125      50,785
Income tax expense                 6,631       7,155      20,596      17,647
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  12,490      14,073      38,529      33,138
Minority interest                    179     (   121)        554         708
                               ----------  ----------  ----------  ----------
    Net income                  $ 12,311    $ 14,194    $ 37,975    $ 32,430
                               ==========  ==========  ==========  ==========
Net income per common share
 "basic" basis *                $   0.81    $   0.95    $   2.52    $   2.41
 "diluted" basis **             $   0.79    $   0.92    $   2.44    $   2.31


*The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.1 million and 14.9 million for the fiscal quarters ending September 30, 2005 and 2004, and 15.1 million and 13.5 million for each of the 12 month periods, respectively.

**The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.6 million and 15.4 million for the fiscal quarters ending September 30, 2005 and 2004, and 15.6 million and 14.0 million for each of the 12 month periods, respectively.















ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
	                                                  At            At
                                                     9/30/05       9/30/04
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
     short-term investments                         $ 119,277     $ 100,266
  Trade accounts receivable, net                       77,523        80,314
  Inventories net                                     107,105       106,420
  Other current assets                                 12,610        10,633
                                                   -----------     ---------
    Total current assets                              316,515       297,633

  Net property and equipment                           34,221        34,128
  Other non-current assets                             77,902        82,045
                                                   -----------     ---------
    Total non-current assets                          112,123       116,173
                                                   -----------     ---------
    Total assets                                    $ 428,638     $ 413,806
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  20,152     $  49,819
  Accounts payable, trade                              14,702        17,306
  Other current liabilities                            59,658        66,968
                                                   -----------     ---------
    Total current liabilities                          94,512       134,093

  Long-term debt                                       20,850         4,983
  Other non-current liabilities                        19,110        17,346
                                                   -----------     ---------
    Total liabilities                                 134,472       156,422

    Net stockholders' equity                          294,166       257,384
                                                   -----------     ---------
    Total liabilities and stockholders' equity      $ 428,638     $ 413,806
                                                   ===========    ==========



The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as stronger electronics and semiconductor business, a stable North American market and we believe, we will be able to continue our success is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.

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